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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 29, 2006

                               EMERSON RADIO CORP.
               (Exact Name of Registrant as Specified in Charter)

            Delaware                    001-07731                22-3285224
(State Or Other Jurisdiction           (Commission             (IRS Employer
        Of Incorporation)             File Number)           Identification No.)

       9 Entin Road, Parsippany, New Jersey                        07054
       ------------------------------------                        -----
     (Address of Principal Executive Offices)                    (Zip Code)

       Registrant's telephone number, including area code: (973) 884-5800

                                 Not Applicable
                                 --------------
            (Former Address, if changed since Last Report) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 5.01.  CHANGES IN CONTROL OF REGISTRANT.

         A change in control of Emerson Radio Corp. (the "Company") occurred on August 29, 2006, upon the acquisition (the "Recent Share Acquisition") by The Grande Group Limited, a Singapore corporation ("GGL"), of 13,700 shares (the "Recent Shares") of common stock, par value $0.01 per share, of the Company ("Common Stock"). As a result of the Recent Share Acquisition, Grande Holdings Limited, a Bermuda corporation ("Grande Holdings"), may be deemed to beneficially own an aggregate of 13,537,500 shares of Common Stock, which represents approximately 50.02% of the shares of Common Stock outstanding as of August 29, 2006. The Recent Share Acquisition is one of a series of acquisitions of shares of Common Stock by GGL and S&T International Disribution Ltd., a British Virgin Islands corporation ("S&T"), since December 5, 2005. Grande Holdings is (i) the sole parent of GGL and (ii) the sole parent of Grande N.A.K.S. Ltd ("N.A.K.S."), a British Virgin Islands corporation and sole parent of S&T.

         On December 5, 2005, pursuant to an Agreement for the Sale and Purchase of Certain Shares in Emerson (the "Acquisition Agreement"), between Mr. Guttfried Ludwig Prentice Jurick, the former President and a former director of the Company, and S&T, S&T purchased from Mr. Jurick 10,000,000 shares of Common Stock (the "S&T Shares") in exchange for $26 million in cash and a convertible debenture issued by Grande Holdings with a face value of $26 million. The source of the funds that S&T used to pay the cash component of the purchase price was
(i) Grande Holdings' working capital/cash on hand and (ii) a term loan facility provided by ABN AMRO Bank N.V. ("ABN AMRO"), Hong Kong Branch in the amount of $26 million, under a facility agreement entered into by S&T, Grande Holdings and ABN AMRO, Hong Kong Branch. Grande Holdings guaranteed all of S&T's obligations under the facility agreement. As additional security for its obligations, S&T
(i) pledged and granted to ABN AMRO a security interest in the S&T Shares and
(ii) assigned to ABN AMRO, by way of fixed security with first-ranking priority, enforceable upon an event of default, all of its rights under the Acquisition Agreement.

         From December 6, 2005 through August 28, 2006, Grande Holdings acquired an aggregate of 3,352,800 shares of Common Stock (collectively, the "Additional Shares" and together with the Recent Shares, the "GGL Shares"), through open market purchases or privately-negotiated transactions. The total purchase price for the Additional Shares was approximately $11,494,275. The source of funds for the Additional Shares was the working capital of Grande Holdings.

         On August 29, 2006, GGL acquired the Recent Shares through an open market purchase. The total purchase price for the Recent Shares was approximately $41,957. The source of funds for the Recent Shares was working capital of Grande Holdings.




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         S&T has the direct power to vote and direct the disposition of the S&T
Shares. GGL has the direct power to vote and direct the disposition of the GGL Shares. As the sole parent of S&T, N.A.K.S. has the indirect power to vote and dispose of the S&T Shares held for the account of S&T. As the sole parent of N.A.K.S. and the sole parent of GGL, Grande Holdings has the indirect power to vote and dispose of the S&T Shares and the GGL Shares (collectively, the "Shares") held for the account of S&T and GGL. As the owner of approximately 64% of the share capital of Grande Holdings, Barrican Investments Corporation ("Barrican") has the indirect power to vote and dispose of the Shares held for the account of S&T and GGL. As the sole parent of Barrican, The Grande International Holdings Ltd ("Grande International") has the indirect power to vote and dispose of the Shares held for the account of S&T and GGL. As the sole owner of Grande International, the Ho Family Trust has the indirect power to vote and dispose of the Shares held for the account of S&T and GGL. As the sole beneficiary of the Ho Family Trust, Christopher Ho Wing On has the indirect power to vote and dispose of the Shares held for the account of S&T and GGL. In such capacities, Grande Holdings, N.A.K.S. and Mr. Ho may be deemed to be the beneficial owners of the Shares held for the account of S&T and GGL.

         As previously disclosed, (i) Mr. Ho, the Chairman of the Board of Directors of the Company, serves as the Chairman of Grande Holdings; (ii) Adrian Ma, the Chief Executive Officer and a director of the Company, serves as a director of Grande Holdings; and (iii) Michael A.B. Binney, the
President-International Sales and a director of the Company, serves as an Executive Director of Grande Holdings.

         The information regarding the acquisition of the Shares and the beneficial holders of the Shares contained in this Current Report on Form 8-K was derived from (i) the Statement on Schedule 13D, dated December 12, 2005, filed on behalf of S&T, N.A.K.S., Grande Holdings and Mr. Ho with the Securities and Exchange Commission, as amended, (ii) the Initial Statement of Beneficial Ownership of Securities on Form 3, dated December 5, 2005, filed with the Securities and Exchange Commission on behalf of S&T, N.A.K.S., Grande Holdings, Grande International, Barrican, the Ho Family Trust and Mr. Ho and (iii) the Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the Securities and Exchange Commission on behalf of Grande Holdings, Grande International, Barrican, the Ho Family Trust and Mr. Ho from time to time since December 5, 2005.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    EMERSON RADIO CORP.


                                    By: /s/ John J. Raab
                                        ------------------------
                                        Name: John J. Raab
                                        Title: Chief Operating Officer and
                                               Senior Executive Vice President


Dated: September 5, 2006




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